COTY APPOINTS SABINE CHALMERS TO ITS BOARD OF DIRECTORS

New York - April 18, 2017 - Coty Inc. (NYSE: COTY) announced today that it has appointed Sabine Chalmers to the Coty Inc. Board of Directors. She will also serve on the Audit and Finance Committee.

Sabine brings to the Board 25 years of senior management experience in international consumer goods and an extensive track record in M&A. Sabine served as Chief Legal & Corporate Affairs Officer, Company Secretary and a member of the Executive Board of Management of Anheuser-Busch InBev since 2005. In this role, she led the global legal, regulatory, communications and CSR functions during the successful growth of the organization to one of the world’s top consumer products companies. During her tenure, she was also closely involved in three of the world’s largest and most complex cross-border M&A transactions.

Commenting on the appointment, Chairman Bart Becht says, “I am delighted to welcome Sabine to the Coty Board. Her international experience as a senior leader in the global consumer goods industry will be a valuable addition to the broad range of experience already on our Board.”

Sabine began her career in commercial private practice and later moved to Diageo plc., where she held positions as General Counsel of the US, International Markets and Latin American businesses. She currently serves on several professional councils and not-for-profit boards. A US citizen of German and Indian origin, Sabine has lived and worked in Asia (India, Philippines), Europe (UK, Belgium) and the United States.

About Coty Inc.
Coty is one of the world’s largest beauty companies with approximately $9 billion in revenue, with a purpose to celebrate and liberate the diversity of consumers’ beauty. Its strong entrepreneurial heritage has created an iconic portfolio of leading beauty brands.  Coty is the global leader in fragrance, a strong number two in professional salon hair color & styling, and number three in color cosmetics.  Coty operates three divisions - Coty Consumer Beauty, which is focused on color cosmetics, retail hair coloring and styling products, body care and mass fragrances sold primarily in the mass retail channels with brands such as COVERGIRL, Max Factor and Rimmel; Coty Luxury, which is focused on prestige fragrances and skincare with brands such as Calvin Klein, Marc Jacobs, Hugo Boss, Gucci and philosophy; and Coty Professional Beauty, which is focused on servicing salon owners and professionals in both hair and nail, with brands such as Wella Professionals, Sebastian Professional, OPI and ghd.  Coty has approximately 20,000 colleagues globally and its products are sold in over 130 countries. Coty and its brands are committed to a range of social causes as well as seeking to minimize its impact on the environment.

For additional information about Coty Inc., please visit www.coty.com.

Coty Contacts:
Investor Relations
Kevin Monaco, +1 212 389 6815

Or

Media
Jennifer Friedman, +1 917 754 8399, Jennifer_Friedman@cotyinc.com